EXHIBIT 99.1

On February 28, 2005, the Registrant issued the following news release:

“AMERICAN OIL & GAS ANNOUNCES
FETTER FIELD PARTICIPATION AGREEMENT

DRILLING ACTIVITY ANTICIPATED TO COMMENCE THIS SPRING

     DENVER- American Oil & Gas, Inc. (OTC Bullentin Board: AOGI) today announced that it has entered into an agreement with an Oklahoma based E&P company with expertise in the application of under-balanced horizontal drilling (“UBHD”) technologies to participate in the evaluation of American’s approximate 51,000 gross acre Fetter field prospect. Under the terms of the agreement, the joint venture participant will utilize its UBHD drilling technology and experience, and will bring specialized equipment, in order to re-enter and re-complete a previously abandoned well in the field, and will pay 60% of the costs to earn a 50% interest in that well. American will pay 20% of the costs and will retain a 25% WI in this well. If production testing of this well meets certain predetermined criteria, the joint venture participant has the option to pay 25% of the drilling and completion costs of a new well in addition to 25% of existing land costs, in order to earn a 20% working interest in the prospect area. Under this agreement, American would retain a 40% working interest in the prospect area. American expects to pursue evaluation of this field through a combination of re-entries and new wells. In addition to the re-entry mentioned above, a drilling rig has been secured that is currently scheduled to commence drilling a new well this spring.

     “We are extremely pleased to announce plans to initiate drilling activity in our Fetter field prospect” said Pat O’Brien, CEO of American Oil & Gas. “Since acquiring an option on the Douglas acreage last spring, American, in consultation with several of the industry’s leading service companies and consulting firms, has focused on evaluating the potential of the Fetter field. After extensive analysis of both the reservoir properties of this field and actual drilling and production data from previously drilled wells, we believe the application of modern, under-balanced drilling technologies holds enormous promise. Our joint venture partner brings a wealth of knowledge and experience in this regard along with specialized equipment designed specifically for this type of application. As with other projects in our portfolio, it is important to understand that several wells, employing different drilling and completion techniques, may need to be evaluated before the potential of this field is fully understood.”

     The Fetter field project area consists of approximately 51,000 gross acres within American’s 103,000 gross acre Douglas Project, located in the southern Powder River Basin of Wyoming. American owns a 50% working interest in the Douglas acreage (and Fetter field) subject to the terms of this agreement. The Fetter field, discovered in the 1960s, has been the focus of several exploration and development efforts since that time, including four wells drilled in the 1990s (owned by others) that are still producing from the Niobrara and Frontier formations. Pipeline infrastructure and a natural gas processing facility with excess capacity are located within the Fetter field area.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”